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                      September 20, 2021

       Derek J. Leathers
       Chairman, President and Chief Executive Officer
       Werner Enterprises, Inc.
       14507 Frontier Road
       Omaha NE 68138

                                                        Re: Werner Enterprises,
Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2020
                                                            Filed February 24,
2021
                                                            File No. 000-14690

       Dear Mr. Leathers:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation